Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-10815, 333-10817, 333–28269, 333-39590, 333-57653 and 333-89448 of Rural Cellular Corporation and Subsidiaries (the Company) on Form S-8 of our report dated November 12, 2002 (which expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the adoption of Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 138) described in Note 5, and (2) the restatement described in Note 1), appearing in this Annual Report on Form 10K/A of the Company for the year ended December 31, 2001.

Deloitte & Touche LLP

Minneapolis, Minnesota

December 20, 2002